EXHIBIT 4.8

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THEY HAVE BEEN ACQUIRED SOLELY FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE DISTRIBUTED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED AND ANY APPLICABLE STATE SECURITIES LAWS.

WARRANT

NO.N-2	June 28, 1999

To Purchase Up To 25,000 Shares of Common Stock of ATX

Technologies, Inc., a Texas Corporation (“ATX”)

1.	Number of Shares; Exercise Price. This certifies that for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Nichimen America, Inc., a New York corporation (“Nichimen”), is entitled, upon the terms and subject to the vesting requirements and other conditions hereinafter set forth, to acquire from ATX, in whole or in part, from time to time, up to 25,000 fully paid and nonassessable shares (the “Shares”) of common stock, $.01 par value, of ATX (“Common Stock”) at a purchase price of $4.00 per Share (subject to adjustment pursuant to Section 12 of this Warrant) (the “Exercise Price”).

2.	Vesting of the Shares; Term. The right to purchase Shares under this Warrant shall vest in four equal installments which shall be cumulative (i.e., once the right to purchase the number of shares of an installment has accrued such shares may be purchased at any time, or in part from time to time, until the Expiration Date). The installments shall become exercisable as follows:

First Anniversary of Date of Grant	25% of the shares
Second Anniversary of Date of Grant	25% of the shares
Third Anniversary of Date of Grant	25% of the shares
Fourth Anniversary of Date of Grant	25% of the shares

Each date set forth above shall be a “Vesting Date.” Nichimen shall have the right to purchase Shares that have become vested hereunder between the Vesting Date of such Shares and the date five (5) years from the date hereof (the “Expiration Time”) at the Exercise Price. The number of Shares, type of security and Exercise Price are subject to adjustment as provided in Section 12 of this Warrant, and all references to “Common Stock” and “Exercise Price” herein shall be deemed to include any such adjustment or series of adjustments.

3.	Exercise of Warrant. The purchase rights represented by this Warrant are exercisable by Nichimen, in whole or in part, at any time, or from time to time, subsequent to the applicable Vesting Dates and prior to the Expiration Time, by the surrender of this Warrant and the “Notice of Exercise” attached hereto, all duly completed and executed on behalf of Nichimen, at the principal office of ATX in San Antonio, Texas (or such other office or agency of ATX as it may designate by written notice delivered to Nichimen at the address of Nichimen appearing on the books of ATX) and upon payment of the Exercise Price for the Shares thereby purchased (by cash, certified or cashier’s check or wire transfer payable to the order of ATX). Thereupon, Nichimen as the holder of this Warrant, shall be entitled to receive from ATX a stock certificate in proper form representing the number of Shares so purchased, and a new Warrant in substantially identical form and dated as of such exercise for the purchase of that number of Shares equal to the difference, if any, between the number of Shares subject to this Warrant and the number of Shares as to which this Warrant is so exercised.

4.	Issuance of Shares. Certificates for Shares purchased hereunder shall be delivered to Nichimen promptly after the date on which this Warrant shall have been exercised in accordance with the terms hereof. ATX hereby represents and warrants that all Shares that may be issued upon the exercise of this Warrant will, upon such exercise, be duly and validly authorized and issued, fully paid and nonassessable and free from all taxes, liens and charges in respect of the issuance thereof (other than liens or charges created by or imposed upon Nichimen as the holder of the Warrant or taxes in respect of any transfer occurring contemporaneously or otherwise specified herein). ATX agrees that the Shares so issued shall be and shall for all purposes be deemed to have been issued to Nichimen as the record owner of such Shares as of the close of business on the date on which this Warrant shall have been exercised or converted in accordance with the terms hereof.

5.	No Rights as Shareholders. This Warrant does not entitle Nichimen as a holder hereof to any voting rights or other rights as a shareholder of ATX prior to the exercise hereof.

6.	Charges, Taxes and Expenses. Certificates for Shares issued upon exercise of this Warrant shall be issued in the name of Nichimen as the holder of this Warrant. Issuance of certificates for Shares upon the exercise of this Warrant shall be made without charge to Nichimen for any issue or transfer tax or other incidental expense in respect of the issuance of such certificates, all of which taxes (other than tax based on the income to Nichimen for the exercise of the Warrant) and expenses shall be paid by ATX.

7.	No Transfer. This Warrant and any rights hereunder are not transferable by Nichimen as the holder hereof, in whole or in part.

8.

Exchange and Registry of Warrant. This Warrant is exchangeable, upon the surrender hereof by Nichimen as the registered holder at the above-mentioned office or agency of ATX, for a new Warrant of substantially identical form and dated as of such exchange. ATX shall maintain at the above-mentioned office or agency a registry showing the name and address of Nichimen as the registered holder of this Warrant. This Warrant may be surrendered for exchange or exercise, in accordance with its terms, at the office of ATX, and ATX shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.

9.	Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by ATX of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in the case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it, and upon reimbursement to ATX of all reasonable expenses incidental thereto, and upon surrender and cancellation of this Warrant, if mutilated, ATX will make and deliver a new Warrant of substantially the same form and dated as of such cancellation and reissuance, in lieu of this Warrant.

10.	Reservation of Common Stock. ATX will at all times reserve and keep available, solely for issuance, sale and delivery upon the exercise of this Warrant, such number of Shares, equal to the number of such Shares purchasable upon the exercise of this Warrant. All such Shares shall be duly authorized and, when issued upon exercise of this Warrant in accordance with the terms hereof, will be validly issued and fully paid and nonassessable, with no liability on the part of Nichimen. Such Shares will not be subject to any preemptive rights.

11.	Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall be a Saturday or a Sunday or shall be a legal holiday of the United States, then such action may be taken or such right may be exercised on the next succeeding day that is not a Saturday or a Sunday or a legal holiday of the United States.

12.	Adjustments of Rights. The Exercise Price per Share, the Expiration Time and the number and type of Shares purchasable hereunder are subject to adjustment from time to time as follows:

a.	Merger or Consolidation. If at any time there shall be a merger or a consolidation of ATX with or into another corporation when ATX is not the surviving corporation and this Warrant is not exercised, then, as part of such merger or consolidation, lawful provision shall be made so that Nichimen as the holder of this Warrant shall thereafter be entitled to receive upon exercise of this Warrant, during the period specified herein and upon payment of the aggregate Exercise Price then in effect, the number of shares of stock or other securities or property (including cash) of the successor corporation resulting from such merger or consolidation, to which Nichimen as the holder of the stock deliverable upon exercise of this Warrant would have been entitled in such merger or consolidation if this Warrant had been exercised immediately before such merger or consolidation. In any such case, appropriate adjustment shall be made in the application of the provisions of this Warrant with respect to the rights and interests of Nichimen as the holder of this Warrant after the merger or consolidation. This provision shall apply to successive mergers or consolidations.

b.	Reclassification, Recapitalization, etc. If ATX at any time shall, by subdivision, combination or reclassification of securities, recapitalization, automatic conversion or other similar event affecting the number or character of outstanding shares of Common Stock, or otherwise, change any of the securities as to which purchase rights under this Warrant exist into the same or a different number of securities of any other class or classes, this Warrant shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the purchase rights under this Warrant immediately prior to such subdivision, combination, reclassification or other change.

c.	Subdivision or Combination of Shares. If ATX at any time while this Warrant remains outstanding and unexpired shall split, subdivide or combine the securities as to which purchase rights under this Warrant exist, the Exercise Price per Share shall be proportionately decreased in the case of a split or subdivision or proportionately increased in the case of a combination.

d.	Common Stock Dividends. If ATX at any time while this Warrant is outstanding and unexpired shall pay a dividend with respect to Common Stock payable in shares of Common Stock, or make any other distribution with respect to Common Stock of shares of Common Stock, then the Exercise Price shall be adjusted from and after the date of determination of the shareholders entitled to receive such dividend or distribution, to that price determined by multiplying the Exercise Price per Share in effect immediately prior to such date of determination by a fraction (i) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution, and (ii) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution. This paragraph shall apply only if and to the extent that, at the time of such event, this Warrant is then exercisable for Common Stock.

e.	Adjustment of Number of Shares. Upon each adjustment in the Exercise Price pursuant to 12(c) or 12(d) hereof, the number of Shares purchasable hereunder shall be adjusted, to the nearest whole Share, to the product obtained by multiplying the number of Shares purchasable immediately prior to such adjustment in the Exercise Price by a fraction (i) the numerator of which shall be the Exercise Price immediately prior to such adjustment, and (ii) the denominator of which shall be the Exercise Price immediately after such adjustment.

13.	Notice of Adjustments; Notices. Whenever the Exercise Price or number or type of securities issuable hereunder shall be adjusted pursuant to Section 12 hereof, ATX shall issue and provide to Nichimen as the holder of this Warrant a certificate signed by an officer of ATX setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated and the Exercise Price and number of Shares purchasable hereunder after giving effect to such adjustment.

14.	Governing Law. This Warrant shall be binding upon any successors or assigns of ATX. This Warrant shall constitute a contract under the laws of Texas and for all purposes shall be construed in accordance with and governed by the laws of said state, without giving effect to the conflict of laws principles.

15.	Amendments. This Warrant may be amended and the observance of any term of this Warrant may be waived only with the written consent of both ATX and Nichimen as the holder of this Warrant.

16.	Notice. All notices hereunder shall be in writing and shall be effective (a) on the day on which delivered if delivered personally or transmitted by telex or telegram or facsimile with evidence of receipt, (b) one business day after the date on which the same is delivered to a nationally recognized overnight courier service with evidence of receipt, or (c) five business days after the date on which the same is deposited, postage prepaid, in the U.S. mail, sent by certified or registered mail, return receipt requested, and addressed to the party to be notified at the address indicated below for ATX, or at the address for Nichimen as the holder set forth in the registry maintained by ATX pursuant to Section 8, or at such other address and/or facsimile or telex number and/or to the attention of such other person as ATX or Nichimen as the holder may designate by ten-day advance written notice.

17.	Entire Agreement. This Warrant and the forms attached hereto contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior and contemporaneous arrangements or undertakings with respect thereto.

IN WITNESS WHEREOF, ATX has caused this Warrant to be executed by its duly authorized officer.

Dated: June 28, 1999

ATX TECHNOLOGIES, INC.

By:

Its:

Address: 10010 San Pedro, Suite 200 San Antonio, Texas 78216

May 2, 2000

ATX Technologies, Inc.

10010 San Pedro, Suite 360

San Antonio, Texas 78216

Re:	Lock-Up Letter

Gentlemen:

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Nichimen America, Inc. and its affiliates (“Nichimen”) hereby agree that, if requested by ATX Technologies, Inc. (“ATX”) and the managing underwriter, Nichimen shall enter into a lock-up agreement pursuant to which it will agree not to, for a period of 180 days following the effective date of ATX’s initial public offering, offer, sell or otherwise dispose of ATX common stock or securities convertible into ATX common stock (except for any such securities sold pursuant to the registration statement in the offering) without the prior written consent of ATX and the underwriter, provided that the officers, directors and principal shareholders enter into no less restrictive lock-up agreements.

Sincerely,

NICHIMEN AMERICA, INC.

By:

Name:

Title: